Exhibit 21.1

LIST OF SUBSIDIARIES

		Beneficial
	Place of	Ownership
Name of Subsidiary	Incorporation	Interest

Quinko-Tek Call Corp.	Canada	100%
Quinko-Tek Acquisition Corp.	Canada	100%
152724 Canada Inc.	Canada	100%